Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ivanhoe Electric Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Warrants	Rule 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Debt	Debt Securities	Rule 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Subscription Rights	Rule 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Units (1)	Rule 456(b) and 457(r)	(2)	(2)	(2)	(3)	(3)
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due

(1)	Consisting of any combination of common stock, preferred stock, debt securities and warrants.
(2)	The securities registered hereunder include such indeterminate number of shares of common stock, shares of preferred stock, warrants, debt securities, subscription rights and units as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of each class of identified securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, Ivanhoe Electric Inc. hereby defers payment of the registration fee required in connection with this Registration Statement.